EXHIBIT 99.1

FIRST SOUTH BANCORP, INC.	FOR IMMEDIATE RELEASE
Press Release: August 22, 2006	Media Contacts:
Bill Wall (CFO) or Tom Vann (CEO)
Phone: (252) 946-4178
Website: www.firstsouthnc.com

Audit Committee Composition

Washington, North Carolina - First South Bancorp, Inc. (NASDAQ: FSBK) (the “Company”), parent holding company of First South Bank, reported that it received a Staff Deficiency Letter from the Nasdaq Listing Qualifications Department on August 21, 2006 with respect to its Audit Committee composition.

The Company previously had notified the Nasdaq Stock Market Listing Qualifications Department by letter dated August 8, 2006 that Frederick N. Holscher, one of four members of the Company’s Audit Committee, no longer met the independence requirements of SEC Rule 10A-3(b)(1) because he is a partner in a law firm that receives compensatory fees for providing legal services to First South Bank, a wholly-owned subsidiary of First South Bancorp, Inc. The Company’s letter also informed Nasdaq that Mr. Holscher resigned from the Audit Committee effective as of July 31, 2006. The Company’s Audit Committee is now comprised of three independent directors.

The letter from Nasdaq indicated that as a result of the payment of fees to Mr. Holscher’s law firm, the Company did not comply with Nasdaq’s Audit Committee composition requirements set forth in Marketplace Rule 4350(d)(2). However, the Nasdaq letter also indicated that following the resignation of Mr. Holscher from the Audit Committee the Company has regained compliance with Marketplace Rule 4350(d)(2), and, subject to the public disclosure requirements of Marketplace Rule 4803(a), this matter is now closed.

(NASDAQ: FSBK)